Exhibit 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
626-799-8090	chris@blueshirtgroup.com
www.cogentsystems.com	rakesh@blueshirtgroup.com

Cogent Systems Announces Fourth Quarter and Full-Year 2007 Results

South Pasadena, CA – February 26, 2008 - Cogent Systems (Nasdaq: COGT) today announced financial results for the fourth quarter and full-year ended December 31, 2007.

Fourth quarter 2007 revenues were $21.9 million, which compares to $42.3 million in the same year ago period. Net income on a GAAP basis for the fourth quarter of 2007 was $7.7 million, or $0.08 per diluted share, which compares to GAAP net income of $13.7 million, or $0.14 per diluted share in the same year ago period.

Cogent’s fourth quarter of 2007 GAAP results included $0.5 million of non-cash share based compensation charges. Excluding the effects of share-based compensation and the net tax effect, non-GAAP net income for the fourth quarter of 2007 was $8.0 million, or $0.08 per diluted share. This compares to non-GAAP net income of $14.3 million, or $0.15 per diluted share, in the same year ago period, excluding the effects of similar items. Fourth quarter 2007 net and operating income were impacted by $0.3 million in legal expenses related to the Company’s prior intellectual property lawsuit which was settled during the third quarter of 2007. The operating results do not include any effects of the previously announced settlement of that lawsuit.

For the full-year ended December 31, 2007, revenues increased to $105.8 million from $101.7 million in 2006. Net income in 2007 on a GAAP basis was $28.6 million, or $0.30 per diluted share, which compares to GAAP net income of $29.7 million, or $0.31 per diluted share, for the year ended December 31, 2006. Excluding the effects of share-based compensation and related tax effects, non-GAAP net income in 2007 was $30.4 million, or $0.32 per diluted share, compared to non-GAAP net income of $32.9 million, or $0.34 per diluted share in 2006. Full-year 2007 net and operating income were impacted by $10.8 million in legal expenses related to the Company’s prior intellectual property lawsuit which was settled during the third quarter of 2007. Full year 2007 operating results do not include any effects of the previously announced settlement of that lawsuit.

“During the quarter, strong gross margins led to a solid bottom line performance,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “Over the last year, we have succeeded in winning new contract awards which we expect will start to contribute to revenues in 2008 and we continue to receive follow-on orders from existing customers. Looking ahead, we are confident that we can return to stronger revenues in 2008 and continue to deliver high margins and profits.”

“We remain focused on winning more business in order to increase our growth potential and have already submitted proposals for over a dozen opportunities for biometric programs and solutions around the world,” added Mr. Hsieh. “In addition, during the year we plan on closely pursuing several sizable biometric procurements that are expected to be awarded by large government agencies where we feel well positioned based on both our technological performance and our track record with our customers.”

Paul Kim, Chief Financial Officer of Cogent, commented, “We demonstrated very strong margin performance during the quarter and year, with full year 2007 gross margin of 61.5%, which is above our stated target levels, and an increase from 57.0% for the full year 2006. During the quarter we repurchased 1.1 million shares of common stock at an average price of $12.13 per share for an aggregate purchase price of $13.9 million, and we have continued to repurchase shares during the first quarter of 2008.”

The Company will host a conference call and live webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today to discuss these results. Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11107530. International parties should call 303-590-3000 and enter pass code 11107530.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a global biometric identification solutions provider to governments, law enforcement agencies, and commercial enterprises. Cogent provides the highest quality identification systems, products and services with leading technology, accuracy and speed. Cogent’s Automated Fingerprint/Palmprint Identification Systems, or AFIS, enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Cogent’s anticipated revenue growth and growth in sales opportunities in a variety of markets, including future domestic and international growth. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-Q for the quarter ended September 30, 2007 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; and exposure to intellectual property and product liability claims. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

December 31, 2007 and December 31, 2006

(in thousands)

	Balance at 12/31/2007	Balance at 12/31/2006
ASSETS:
Cash and investments	$444,307	$414,802
Accounts receivable, net	31,845	26,798
Unbilled accounts receivable	1,201	530
Inventories	11,359	19,439
Property and equipment, net	33,644	32,874
Deferred income taxes	26,143	43,423
Other assets	2,689	3,075

Total assets	$551,188	$540,941

LIABILITIES & EQUITY:
Accounts payable and accrued liabilities	$13,324	$12,878
Deferred revenue	27,648	37,504
Total stockholders’ equity	510,216	490,559

Total liabilities & equity	$551,188	$540,941

COGENT, INC.

CONDENSED STATEMENT OF INCOME

Three Months and Year Ended December 31, 2007 and 2006

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Revenues:
Product revenues	$14,858	$36,469	$80,572	$79,055
Maintenance and services revenues	7,017	5,865	25,222	22,602

Total revenues	21,875	42,334	105,794	101,657

Cost of revenues:
Cost of product revenues (1)	4,175	16,128	33,081	37,455
Cost of maintenance and services revenues (1)	2,169	1,648	7,615	6,252

Total cost of revenues	6,344	17,776	40,696	43,707

Gross profit	15,531	24,558	65,098	57,950

Operating expenses:
Research and development (1)	2,850	2,312	10,625	8,627
Selling and marketing (1)	2,960	2,274	9,382	7,974
General and administrative (1)	2,381	4,179	19,927	13,031

Total operating expenses	8,191	8,765	39,934	29,632

Operating income	7,340	15,793	25,164	28,318
Interest income	5,602	5,000	22,132	17,325
Other, net	(302)	(35)	(117)	441

Income before income taxes	12,640	20,758	47,179	46,084
Income tax provision	4,930	7,080	18,537	16,356

Net income	$7,710	$13,678	$28,642	$29,728

Net income per share:
Basic	$0.08	$0.15	$0.30	$0.32
Diluted	$0.08	$0.14	$0.30	$0.31
Number of shares used in per share computations:
Basic	93,903	94,132	94,223	94,051
Diluted	95,455	95,844	95,837	96,037
(1) Share-based compensation expense was allocated as follows:
Cost of product revenues	$47	$61	$332	$307
Cost of maintenance and services revenues	58	98	320	471
Research and development	76	120	350	650
Selling and marketing	193	285	919	1,387
General and administrative	158	330	804	1,641

Total share-based compensation expense	$532	$894	$2,725	$4,456

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months and Year Ended December 31, 2007 and 2006

(in thousands, except per share data)

	Three months ended December 31, 2007	Three months ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2006
Earnings for per share calculations
GAAP Net Income	$7,710	$13,678	$28,642	$29,728
GAAP Income tax provision	4,930	7,080	18,537	16,356
Share-based compensation expense	532	894	2,725	4,456
Tax effect (1)	(5,137)	(7,362)	(19,463)	(17,689)

Non-GAAP Net income	$8,035	$14,290	$30,441	$32,851

Earnings per share
GAAP Diluted EPS	$0.08	$0.14	$0.30	$0.31
GAAP Income tax provision	0.05	0.07	0.19	0.17
Share-based compensation expense	0.01	0.01	0.03	0.05
Tax effect (1)	(0.06)	(0.07)	(0.20)	(0.19)

Non-GAAP Diluted EPS	$0.08	$0.15	$0.32	$0.34

(1)	Tax rates as follows:

•	39% for three months ended December 31, 2007

•	34% for three months ended December 31, 2006

•	39% for year ended December 31, 2007

•	35% for year ended December 31, 2006